Exhibit 3.283

CERTIFICATE OF FORMATION

OF

WARNER MUSIC DISTRIBUTION LLC

This Certificate of Formation of Warner Music Distribution LLC (the “LLC”), dated as of September 30, 2009, is being duly executed and filed by Elizabeth Ruddle, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (Del. Code Ann. Tit. 6, §§ 18-201).

FIRST. The name of the limited liability company formed hereby is Warner Music Distribution LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

[Remainder of Page Intentionally Left Blank]

IN WITNESS HEREOF, the undersigned has executed and filed this Certificate of Formation as of the date first above written.

By:	/s/ Elizabeth Ruddle
Elizabeth Ruddle

[Signature Page to Warner Music Distribution LLC Certificate of Formation]